EXHIBIT 99.1

N E W S R E L E A S E

Contact:	Robert Mercer
DIRECTV, Inc.
(310) 964-4683

Federal Court Dismisses All Pegasus Claims

Against DIRECTV

Decision Does Not Affect $51.5 Million Verdict; Court Dismissal of

Term Claim has no Effect on DIRECTV Settlement with NRTC

EL SEGUNDO, CA, May 13, 2004 – DIRECTV, Inc. announced today that a federal district court judge has granted DIRECTV’s motions eliminating all of the remaining claims asserted against DIRECTV by Pegasus Satellite TV, Inc. and Golden Sky Systems, Inc. (Pegasus) in a lawsuit filed more than four years ago.

This decision does not affect the $51.5 million jury verdict entered in DIRECTV’s favor against Pegasus on April 14, which is pending a decision on the award of additional interest of almost $13 million claimed by DIRECTV. Judgment on that verdict is expected in the near future.

The court granted summary judgment against Pegasus on its last claim for monetary relief, for as much as $86 million in “restitution,” on a claim relating to payment of “launch fees” by programming providers. The court also dismissed Pegasus’ declaratory relief claims concerning DIRECTV’s contract with the NRTC, reaffirming that Pegasus has no rights under that contract. The court again confirmed that “DIRECTV and NRTC can modify their agreement at any time in writing.”

As previously announced, DIRECTV and the NRTC have agreed that the term of the DBS Distribution Agreement, which entitles the NRTC to distribute DIRECTV programming, will end on the later of the date when the DBS-1 satellite (also called DIRECTV 1) reaches the end of its useful contractual life or June 30, 2008. After

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Federal Court Dismisses All Pegasus Claims

termination of the DBS Distribution Agreement, which will end no later than June 30, 2008, DIRECTV will have no further obligation through its contract with the NRTC to provide services to Pegasus.

The court decided not to resolve DIRECTV’s request for declaratory relief on the term of Pegasus’ member agreement with NRTC. The court ruled that DIRECTV did not have standing to bring the claim against Pegasus, but should have brought the claim against NRTC. Because NRTC and DIRECTV have resolved their dispute regarding term, DIRECTV believes further proceedings involving the NRTC are unnecessary.

The decision by Judge Lourdes G. Baird, together with the court’s previous rulings, means Pegasus has lost all claims that it asserted against DIRECTV.

“We are pleased with the court’s ruling, eliminating Pegasus’ remaining claims,” said Dan Fawcett, executive vice president, Legal and Business Affairs, DIRECTV, Inc. “Our position has been completely vindicated with regard to Pegasus’ claims, all of which have been dismissed or decided in DIRECTV’s favor on the merits.

“We are also pleased with the court’s ruling that our contract is with the NRTC and that Pegasus has no rights under that contract,” Fawcett added. “The court’s dismissal of the claim concerning the term of the member agreements, which was the focus of Pegasus’ statement today, has no effect on DIRECTV. NRTC and DIRECTV agreed to a fixed term, which the court affirmed was appropriate and could not be challenged by Pegasus. DIRECTV has no direct obligation to Pegasus, as the court ruled, and DIRECTV’s obligation to NRTC to provide services for sale to Pegasus ends by June 30, 2008 at the latest. Pegasus’ suggestion that it has rights to distribute DIRECTV programming beyond the date when DIRECTV has to provide services to NRTC is not only untrue, it makes no sense.”

DIRECTV is represented by Michael Baumann and Alex Pilmer of the Kirkland & Ellis Los Angeles office.

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Federal Court Dismisses All Pegasus Claims

“This release may contain certain statements that we believe are, or may be considered to be, “forward looking statements” within the meaning of various provisions of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate” or other similar words or phrases. Similarly, statements relating to future events also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements due to various factors, including the outcome of any appeal which might be filed, other litigation which might be initiated or regulatory factors. More detailed information on the matters referred to in this release, including litigation and other potential factors which could affect the rights or obligations of DIRECTV, Inc., is contained in the filings of The DIRECTV Group, Inc. and DIRECTV Holdings LLC with the U.S. Securities and Exchange Commission.”

DIRECTV is the nation’s leading digital multichannel television service provider with more than 12.6 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of The DIRECTV Group, Inc. (NYSE: DTV). The DIRECTV Group is a world-leading provider of digital multichannel television entertainment, broadband satellite networks and services, and global video and data broadcasting. The DIRECTV Group is 34 percent owned by Fox Entertainment Group, which is approximately 82 percent owned by News Corporation Ltd. Visit DIRECTV at directv.com.

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